                                                                    EXHIBIT 99.2


                         (HEALTHCARE REALTY TRUST LOGO)


                                  NEWS RELEASE

--------------------------------------------------------------------------------

Contact: Timothy G. Wallace, Executive Vice President and Chief Financial
         Officer, (615) 269-8175



                        HEALTHCARE REALTY TRUST ANNOUNCES
                              THIRD QUARTER RESULTS

         Funds from operations, per diluted common share, for the third quarter 2001 was $0.67, compared with $0.66 for the third quarter 2000.

         NASHVILLE, Tennessee October 25, 2001 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced results for the third quarter ended September 30, 2001. Revenues for the third quarter totaled $47.8 million, compared with the prior year's $49.6 million. Net income for the period was $19.7 million, or $0.45 per diluted common share, versus $20.2 million, or $0.46 per diluted common share, for the third quarter of 2000. Funds from operations, comprised primarily of net income and depreciation from real estate, totaled $27.0 million for the third quarter ended September 30, 2001, compared with $26.4 million for the third quarter ended September 30, 2000.

         Revenues for the nine months ended September 30, 2001 totaled $145.5 million compared with the prior year's $147.7 million. Net income for the nine-month period was $59.7 million, or $1.36 per diluted common share versus $61.8 million, or $1.42 per diluted common share, for the first nine months of 2000. Funds from operations totaled $79.8 million for the nine months ended September 30, 2001, compared with $79.6 million for the same period ended September 30, 2000. Funds from operations, per diluted common share, for the first nine months of 2001 was $1.98, compared with $1.97 for the first nine months of 2000.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 29 states nationwide, and operated pursuant to contractual arrangements with 64 healthcare providers. The Company has investments of approximately $1.6 billion in 250 real estate properties or mortgages, totaling almost twelve million square feet. The Company provides property management or asset management services to approximately seven million square feet nationwide.

       The Company directs interested parties to it's Internet page site, www.healthcarerealty.com, where material information is posted regarding this quarter's operations. Please contact the Company at (615) 269-8175 to request a printed copy of this information. In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty
     Trust for the year ended December 31, 2000. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

                                     -MORE-

HR Reports Third Quarter Results
Page 2
October 25, 2001


                      HEALTHCARE REALTY TRUST INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           THREE MONTHS ENDED          NINE MONTHS ENDED
                                              SEPTEMBER 30,              SEPTEMBER 30,
                                       -------------------------   -------------------------
                                          2001          2000          2001          2000
                                       -----------  ------------   -----------  ------------
Revenues:
 Master lease rental income            $    24,941  $     24,108   $    75,053  $     72,216
 Property operating income                  15,783        15,936        49,822        46,740
 Straight line rent                          1,289         1,890         4,480         6,358
 Mortgage interest income                    4,669         5,635        13,714        18,127
 Management fees                               396           659         1,120         2,129
 Interest and other income                     740         1,360         1,353         2,127
                                       -----------  ------------   -----------  ------------
                                       $    47,818  $     49,588   $   145,542  $    147,697
                                       -----------  ------------   -----------  ------------
Expenses:
 General and administrative                  2,772         2,559         7,565         6,558
 Property operating expenses                 6,288         5,982        19,151        17,205
 Interest                                    9,161        10,925        29,360        32,434
 Depreciation                               10,216         9,810        30,496        29,004
 Amortization                                   74           116           229           349
                                       -----------  ------------   -----------  ------------
                                       $    28,511  $     29,392   $    86,801  $     85,550
                                       -----------  ------------   -----------  ------------
Net income before net gain (loss)
on sale of real estate properties      $    19,307  $     20,196   $    58,741  $     62,147

Net gain (loss) on sale of real
estate properties                              416            (5)          999          (316)
                                       -----------  ------------   -----------  ------------
Net income                             $    19,723  $     20,191   $    59,740  $     61,831
                                       ===========  ============   ===========  ============

Net income per common share - Basic    $      0.45  $       0.47   $      1.38  $       1.44
                                       ===========  ============   ===========  ============

Net income per common share - Basic    $      0.45  $       0.46   $      1.36  $       1.42
                                       ===========  ============   ===========  ============

Funds from operations - Basic          $    26,968  $     26,296   $    79,825  $     79,355
                                       ===========  ============   ===========  ============

Funds from operations - Diluted        $    26,968  $     26,421   $    79,825  $     79,559
                                       ===========  ============   ===========  ============
Funds from operations
     per common share - Basic          $      0.68  $       0.67   $      2.01  $       2.01
                                       ===========  ============   ===========  ============
Funds from operations
     per common share - Diluted        $      0.67  $       0.66   $      1.98  $       1.97
                                       ===========  ============   ===========  ============
Weighted average common
     shares outstanding - Basic         39,891,254    39,537,234    39,748,243    39,500,423
                                       ===========  ============   ===========  ============
Weighted average common
     shares outstanding - Diluted       40,512,989    40,290,439    40,404,491    40,284,615
                                       ===========  ============   ===========  ============

         Healthcare Realty Trust maintains a website: www.healthcarerealty.com to provide general corporate, investor and financial information.


                                     -END-